Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Fiscal First Quarter 2019 Results

Revenues and Net Income Meet Expectations for First Quarter

Company Reiterates Full Year Fiscal 2019 Guidance

SANTA CLARA, CA – October 2, 2018 – Landec Corporation (Nasdaq: LNDC), a leading innovator of diversified health and wellness solutions within the branded Natural Foods and contract development and manufacturing (CDMO) markets, reported results for the fiscal 2019 first quarter ended August 26, 2018.

“We continue to make progress toward our long-term strategic plan of driving growth and profitability through innovation within our CDMO business at Lifecore Biomedical and within our Natural Foods business, which includes Eat Smart® packaged fresh vegetables, O olive oils and vinegars and our new Now Planting® brand. Now Planting is focused on delivering pure-plant meal solutions to the fast growing population of plant-forward consumers. As expected, Landec’s consolidated revenues in the first quarter of our fiscal year 2019 increased 8% compared to the first quarter of last year and net income was $0.01 per share,” stated Molly Hemmeter, Landec’s President and CEO.

Lifecore

“Our Lifecore strategy has been to accelerate growth and profitability by expanding the Lifecore business beyond its historical capabilities as a premium supplier of hyaluronic acid (HA). We have achieved this with the completion of Lifecore’s transition to a fully integrated CDMO, providing differentiated fermentation, aseptic filling and final packaging services for difficult-to-handle pharmaceutical products. We will continue to expand Lifecore’s CDMO development pipeline to drive future commercial product sales,” commented Hemmeter.

“Lifecore’s first quarter results were consistent with plan, generating revenues of $12.6 million and a gross profit of $3.0 million. Revenues were essentially flat compared to the first quarter of last year and gross profit was down $555,000 compared to the first quarter of last year as a result of the timing of production and shipments within fiscal year 2019.

“The installation of Lifecore’s new $16 million multi-purpose filling line was completed during the first quarter of fiscal 2019 and validation will begin during the second quarter with commercial production projected to begin in fiscal 2020. The new line will further enhance Lifecore’s growth strategy as a CDMO, which is specifically designed to align Lifecore’s capabilities with the growing needs and market expectations of its partners. This investment provides Lifecore the capacity to fill commercial quantities of drug products in vials, which is incremental to the existing capacity to fill syringes, and which expands the breadth of products and markets that Lifecore will be able to address. Although the new line will be primarily utilized to fill vials, it is a dual function line that can be used to fill both vials and syringes, which provides significant versatility and increased capacity utilization. At full capacity, the new dual filling line has the potential to generate $40 million to $50 million of new product revenues annually. Revenues and net income contribution will vary due to the product mix manufactured on the new line during any given year,” stated Hemmeter.

Natural Foods

“Within our food business, we are transforming our traditional Apio packaged fresh vegetable business into an innovative Natural Foods company comprised of three brands: Eat Smart, O and the new Now Planting® brand. The Natural Foods business has a unique combination of capabilities that makes it truly differentiated in the market, with proven internal innovation capabilities, a refrigerated supply chain and a direct produce sales force. Landec’s Natural Foods business is uniquely positioned to deliver on-trend, fresh and plant-based solutions to consumers. We continue to invest in development programs and capital to make this transformation successful. These investments will negatively impact profits in our Natural Foods business in the short-term but are establishing a path to meaningful profit growth and enhanced shareholder value in the long-term,” commented Hemmeter.

“As we continue to launch innovative plant-based products, we are also focused on aggressively reducing costs in our Natural Foods business. The entire food industry is facing considerable headwinds due to weather volatility and increasing costs in labor, freight and packaging. Recent tariffs have also significantly increased the costs of select raw materials in our food business. We have engaged the Hackett Group, a third-party consulting firm with considerable experience in the produce industry, to identify cost reductions in our food operations above and beyond the cost savings that have already been identified by the Landec team to offset these increasing costs. The Landec operations team is working diligently with the Hackett Group to identify, quantify and implement cost savings initiatives beginning in fiscal 2019 with full year impacts in fiscal 2020 and beyond.

“In our Natural Foods business, revenues were $112.1 million and increased 8% in the first quarter compared to the first quarter of last year, driven by an 8% increase in our Eat Smart business. The increase in revenues was primarily due to the growth of Eat Smart salad sales, which increased 17% in the first quarter compared to the year-ago quarter. The growth in salads has been driven by increased distribution in the U.S retail channel. The Nielsen U.S. retail All Commodity Volume (“ACV”) for Eat Smart multi-serve salad kits for the 52-weeks ended July 28, 2018 increased 19 percentage points, from 28% to 47%, and increased 200 basis points sequentially from 45% for the 52-weeks ended May 26, 2018. Gross profit in our Natural Foods business was $13.4 million in the first quarter, $1.9 million lower than the first quarter of last year, due primarily to increased labor, freight and packaging costs in our Eat Smart packaged fresh vegetable business in the first quarter.

“O, a premier producer of great-tasting, artisan-crushed olive oils and vinegars sourced from California growers, launched its O Organic Apple Cider Vinegar during the first quarter of fiscal 2019 which is currently available in select Safeway stores, Harris Teeter and other retailers. O Organic Apple Cider Vinegar is full of bright, fresh apple flavor without a harsh aftertaste. With no artificial flavors or preservatives, O Organic Apple Cider Vinegar is raw, unfiltered and contains live cultures. The market for apple cider vinegar in U.S. retail has increased rapidly over the last three years reaching $245 million in U.S. consumer retail sales for the 52-weeks ended June 30, 2018, and according to Nielsen, the market is growing at an average annual growth rate of 20%, driven by 44% growth in organic products for the same period. O intends to penetrate this market with a better tasting, organic apple cider vinegar product option.

“Now Planting is launching a new line of pure-plant soups during the second quarter of fiscal year 2019. The offering will include five flavors: Red Pepper Bisque, Sope Verde, Cajun Tomato Rice, Lemongrass Curry and Hominy Bean. Each soup comes in a 16oz patented package design that contains plant-based toppings and is targeted to the plant-forward consumer. The Now Planting pure-plant soups will be sold in the produce department of select retailers,” stated Hemmeter.

First Quarter 2019 Results Compared to First Quarter of 2018 from Continuing Operations

●	Revenues increased 8% to $124.7 million
●	Gross profit decreased 13% to $16.3 million
●	Net income decreased from $2.4 million to $190,000

Consolidated revenues in the first quarter of fiscal 2019 increased $8.9 million, to $124.7 million, compared to $115.8 million in the year-ago quarter. The increase in revenues was due to an $8.5 million, or 8%, increase in revenues in Apio’s packaged fresh vegetables business driven by a $7.0 million or 17% increase in salad revenues.

Consolidated net income from continuing operations in the first quarter of fiscal 2019 decreased $2.2 million to $190,000, or $0.01 per share, compared to $2.4 million, or $0.08 per share, in the year-ago quarter. The decrease was primarily a result of (1) a $2.4 million decrease in operating income at Apio due to a $1.8 million decrease in gross profit from increased labor, packaging and freight costs and from a $664,000 increase in operating expenses, (2) a $475,000 decrease in operating income at Lifecore due to the timing of production and shipments within fiscal 2019, which reduced its gross margin to 23.5% during the first quarter of this year from 29.0% during the first quarter of last year, (3) a $339,000 increase in the net interest expense, (4) a $161,000 increase in the operating loss at O, and (5) a pre-commercialization loss of $190,000 at Now Planting. These decreases in net income were partially offset by: (1) a $1.0 million increase in the fair market value of the Company’s Windset investment during the first quarter of fiscal 2019 compared to a $900,000 increase in the year-ago quarter and (2) a $1.2 million decrease in income tax expenses.

Management Comments and Guidance for Fiscal 2019

“We are reiterating our fiscal 2019 guidance. We continue to expect consolidated annual revenues to increase 5% to 7% in fiscal 2019 compared to fiscal 2018. However, the mix of revenue growth has changed. We now expect Lifecore to grow 16% to 17%, versus 14% to 16%. In our Natural Foods business we now expect Eat Smart salad products to grow 2% to 4%, versus 4% to 6%, our core bags and trays business to grow 2% to 3% and O and Now Planting combined to generate $9 million to $11 million of revenues, versus $7 million to $9 million of revenues, resulting in an overall growth in our Natural Foods business of 3% to 5%” stated Greg Skinner, Landec’s Vice President of Finance and CFO. “We continue to project consolidated net income from continuing operations to increase 10% to 20% in fiscal 2019 compared to fiscal 2018, resulting in an estimated earnings per share range of $0.45 to $0.50. We expect consolidated cash flow from operations of $32 million to $36 million and capital expenditures of $45 million to $50 million.

“For the second quarter of fiscal 2019, we expect revenues to be in the range of $125 million to $129 million and net income to be breakeven to slightly positive. This guidance reflects the timing of production and shipments within the fiscal year for Lifecore, O and the recently launched line of Now Planting soups and the seasonality of our Eat Smart revenues and margins,” concluded Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, October 3, 2018

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, October 10, 2018 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code 7085047.

About Landec Corporation

Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and CDMO markets. Lifecore Biomedical is a fully integrated CDMO that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. Landec’s Natural Foods business sells products with 100% clean ingredients and includes Eat Smart®, O, and Now Planting® brands, with a refrigerated supply chain that ensures fresh food delivery. Eat Smart is a leader in packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. O offers organic and natural olive oils and vinegars with real ingredients sourced from California growers. Now Planting is the Company’s recently launched brand focused on delivering pure-plant meal solutions to plant-forward consumers, with an initial offering of pure-plant soups. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2018 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	August 26, 2018	May 27, 2018
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,359	$2,899
Accounts receivable, net	48,660	53,877
Inventories, net	29,986	31,819
Prepaid expenses and other current assets	8,312	7,958
Other current assets, discontinued operations	—	510
Total Current Assets	88,317	97,063

Investment in non-public company	67,500	66,500
Property and equipment, net	165,875	159,624
Intangible assets, net	76,114	76,352
Other assets	5,095	5,164
Total Assets	$402,901	$404,703

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$27,027	$34,668
Accrued compensation	4,953	9,978
Other accrued liabilities	8,845	8,706
Deferred revenue	2,062	2,625
Line of credit	39,000	27,000
Current portion of long-term debt	4,940	4,940
Other current liabilities, discontinued operations	—	458
Total Current Liabilities	86,827	88,375

Long-term debt, less current portion	36,125	37,360
Capital lease obligation, less current portion	3,615	3,641
Deferred taxes	17,394	17,485
Other non-current liabilities	5,559	5,280

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	142,805	142,087
Accumulated other comprehensive income	1,059	1,148
Retained earnings	109,489	109,299
Total Stockholders’ Equity	253,381	252,562
Total Liabilities and Stockholders’ Equity	$402,901	$404,703

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	August 26, 2018	August 27, 2017
Product sales	$124,668	$115,781

Cost of product sales	108,331	96,979

Gross profit	16,337	18,802

Operating costs and expenses:
Research and development	2,833	2,719
Selling, general and administrative	13,951	13,358
Total operating costs and expenses	16,784	16,077
Operating (loss) income	(447)	2,725

Dividend income	413	413
Interest income	46	31
Interest expense	(758)	(404)
Other income	1,000	900
Net income from continuing operations before taxes	254	3,665
Income tax expense	(64)	(1,310)
Net income from continuing operations	$190	$2,355

Discontinued operations:
Loss from discontinued operations	$—	$(203)
Income tax benefit	—	60
Loss from discontinued operations, net of tax	—	(143)
Consolidated net income	—	2,212
Non-controlling interest	—	(66)
Net income applicable to common stockholders	$190	$2,146

Diluted net income per share:
Income from continuing operations	$0.01	$0.08
Loss from discontinued operations	—	—
Total diluted net income per share	$0.01	$0.08

Shares used in diluted per share computation	28,020	27,858

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 26, 2018

QUESTIONS & ANSWERS

1)	Can you remind us of the headwinds and tailwinds impacting fiscal 2019?

Headwinds:

a.	Labor, freight and packaging costs continue to increase.
b.	Abnormal weather conditions continue to add volatility to our food business.
c.	The vegetable tray category is declining.
d.	The shifting landscape in U.S. retail to more private label products from branded products.

Tailwinds:

a.

The trend for pharmaceutical and biotech companies to outsource product development and aseptic filling to CDMOs and the need for a CDMO which specializes in difficult-to-handle materials are both constantly growing.

b.	The North America healthy eating trend continues as packaged salad kit, core vegetable and green bean categories continue to grow.
c.	The rapidly growing consumer segments for plant-based, 100% clean and natural products are looking for solutions.

2)	Why was the gross margin for your Natural Foods business lower in the first quarter this year compared to the first quarter last year given your salad revenues increased 17%?

The gross margin in our Natural Foods business in the first quarter of fiscal 2019 was 11.9%, compared to 14.7% for the first quarter of last year. This decrease in our gross margin was due to a 14% increase in labor rates which also resulted in an increase in the cost of raw product as it is a shared labor base, a 9% increase in the cost of packaging and a 5% increase in the net cost of freight. The Company is in the process of implementing price increases to offset many of these increases during the second half of fiscal 2019.

3)	Why is your guidance for salad growth only 2% to 4% for fiscal 2019 after growing 17% during the first quarter of fiscal 2019?

During fiscal 2018 our salad revenues grew $35.7 million or 23% compared to fiscal 2017, more than double our original expectations for fiscal 2018, and 85% of that growth occurred during the last nine months of fiscal 2018. In the first quarter of fiscal 2019 salad sales grew 17% and we continued to gain new accounts and add incremental salad products to existing customers. For each of the next 3 quarters of fiscal 2019, growth in salad sales relative to the year-ago quarter will be impacted simultaneously by (1) the significant and positive growth in salad sales in the last nine months of fiscal 2018 and (2) certain account-specific headwinds in our salad business this fiscal year. There have been several strategic shifts regarding private label assortment strategies among our customers in the Mass channel, resulting in a gain of distribution in some accounts and a loss in others. As a result, we are projecting a net reduction in salad sales in the Mass channel in fiscal 2019 due to private label initiatives in that channel. Our Club channel customers have also reduced the number of their salad rotations this fiscal year, negatively impacting Eat Smart salad sales in fiscal 2019. Even with these reductions in distribution, we are currently estimating that our Eat Smart salads will grow by 2% to 4% this fiscal year compared to fiscal 2018 due to continued new business in other accounts and the launch of innovative salad items in the second half of this fiscal year. With a 2% to 4% growth in fiscal 2019, Eat Smart salads are projected to grow approximately 25% to 27% over two years resulting in an average annual growth of 12.5% to 13.5% per year for fiscal 2018 and fiscal 2019.

4)	What were Apio’s market share numbers at end of the first quarter of fiscal 2019?

For the 52-weeks ended July 28, 2018, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $3.7 billion (in consumer retail dollars), including retail and club stores. Of this market, Apio’s overall market share per Nielsen was approximately 15% while Apio’s Eat Smart multi-serve salad kits had a market share of approximately 13%. In the retail market, excluding Costco, at July 28, 2018 our Eat Smart multi-serve salad kits in Canada had a 39% market share and an 85% ACV and in the U.S. achieved a 6.4% market share and a 47% ACV. Our goal is to continue to aggressively grow the Eat Smart market share and ACV in the U.S. and Canada for all our multi-serve salad kit products, as well as our newly launched single-serve salad kit products.

5)	Can you give us an update on your Windset investment?

During the last twelve months, Windset has completed a 10-acre facility that uses a new type of greenhouse structure for growing strawberries on a small commercial scale and a new 30-acre glass greenhouse which has been fully planted with peppers.

Over the last couple of years, Windset has purchased approximately 200 acres of land, with an option to buy another 100 acres, adjacent to its currently owned greenhouses in Santa Maria. Windset is in the early planning stages of further expansion in California and/or Nevada with construction estimated to begin in late calendar 2019 to early 2020.

Windset’s gross profits continue to deliver double-digit growth with increasing EBITDA margins.

6)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a.	Investing in capital expenditures, R&D, people and systems to drive growth in our three growth pillars: (1) Lifecore, (2) Eat Smart salads, and (3) new natural food products.
b.	Increasing demand for our CDMO services and branded natural food products to fill existing capacity, drive plant efficiencies and increase our return on invested capital.
c.

Implementing strategies to reduce our exposure to weather-related events in our food business by shifting our product mix to higher margin, less volatile natural food products and implementing aggressive cost cutting programs across our food business to offset cost increases.

7)	How do the results by line of business for the three months ended August 26, 2018 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three Months Ended
	August 26, 2018	August 27, 2017
Revenues:
Natural Foods (a)	$112,051	$103,617
Lifecore	12,617	12,164
Total Revenues	124,668	115,781

Gross Profit:
Natural Foods	13,370	15,280
Lifecore	2,967	3,522
Total Gross Profit	16,337	18,802

Research and Development:
Natural Foods	1,357	1,017
Lifecore	1,205	1,368
Other (b)	271	334
Total R&D	2,833	2,719

Selling, General and Administrative:
Natural Foods	9,057	8,534
Lifecore	1,598	1,515
Other	3,296	3,309
Total SG&A	13,951	13,358

Operating Income before Allocation of Corporate Expenses:
Natural Foods	2,956	5,729
Lifecore	164	639
Other	(3,567)	(3,643)
Total Operating Income before Allocation of Corporate Expenses	(447)	2,725

Corporate Expenses Allocation:
Natural Foods	(2,045)	(3,227)
Lifecore	(711)	(794)
Other	2,756	4,021

Operating Income after Allocations of Corporate Expenses:
Natural Foods	911	2,502
Lifecore	(547)	(155)
Other	(811)	378
Total Operating Income after Allocations of Corporate Expenses	(447)	2,725

Non-Operating Income (Expense) (c):
Natural Foods	857	1,319
Lifecore	—	—
Other	(220)	(1,689)
Total Non-Operating Income	637	(370)

Net Income from Continuing Operations:
Natural Foods	1,768	3,821
Lifecore	(547)	(155)
Other	(1,031)	(1,311)
Net Income from Continuing Operations	$190	$2,355

 (a) Natural Foods includes revenues and gross profit from Apio Eat Smart, Apio Packaging, O and Now Planting.

(b) Included in Other are Corporate expenses.

(c) Non-Operating income (expense) includes: Windset dividends and FMV change, net interest expense and income taxes.